Exhibit 21.1

List of subsidiaries of Blue Dolphin Energy Company (“Blue Dolphin”):

●	Lazarus Energy, LLC (“LE”), a Delaware limited liability company;

●	Lazarus Refining & Marketing, LLC (“LRM”), a Delaware limited liability company

●	Blue Dolphin Pipe Line Company, a Delaware corporation;

●	Blue Dolphin Petroleum Company, a Delaware corporation;

●	Blue Dolphin Services Co., a Texas corporation;

●	Blue Dolphin Exploration Company, a Delaware corporation; and

●	Petroport, Inc., a Delaware corporation (inactive).

Blue Dolphin acquired one hundred percent (100%) of the issued and outstanding membership interests of LE effective February 15, 2012 and LRM effective October 1, 2012.